UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2013

Health Care REIT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 247-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2013, the Board of Directors of Health Care REIT, Inc. (the “Company”) appointed Timothy J. Naughton as a member of the Board of Directors, which increased the size of the Board of Directors from ten to eleven directors. Mr. Naughton will be a member of the Investment and Planning Committees.

Mr. Naughton will be compensated for his service as a director on the same basis as other non-employee directors of the Company. Compensation for the Company’s non-employee directors is described in the Company’s Proxy Statement for its 2013 Annual Meeting of Shareholders as filed with the Securities and Exchange Commission on March 26, 2013.

In connection with the appointment, the Company will enter into an indemnification agreement with Mr. Naughton. The agreement will be substantially identical to the agreements previously entered into between the Company and its other directors and will generally provide that the Company will, in certain circumstances, indemnify Mr. Naughton against any and all expenses, judgments, fines, penalties and amounts paid in settlement arising out of his service to the Company. Also, the agreement will provide for the advancement of expenses in connection with a threatened, pending or completed action, suit or proceeding.

Item 7.01 Regulation FD Disclosure.

On December 18, 2013, the Company issued a press release announcing the appointment of Mr. Naughton to the Board of Directors. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated in this Item 7.01 by reference.

The information contained in, or incorporated into, Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated December 18, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CARE REIT, INC.

By:	/s/ GEORGE L. CHAPMAN
George L. Chapman
Its: Chairman of the Board, Chief Executive Officer and President

Dated: December 19, 2013